Exhibit 99.2

Rainbow National Services LLC and Subsidiaries

Management’s Discussion and Analysis of Financial

Condition and Results of Operations

June 30, 2007 and 2006

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations for the period ended June 30, 2007 is separately furnished by Rainbow National Services LLC and its subsidiaries (“RNS” and collectively with its subsidiaries, the “Company” or “we”, “us” or “our”).

This Quarterly Report contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including disclosures relating to the Proposed Merger (as defined herein), availability under credit facilities, levels of capital expenditures, sources of funds and funding requirements, among others.  Investors are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors.  Factors that may cause such differences to occur include, but are not limited to:

•                  With respect to the proposed merger (“Proposed Merger”) of Cablevision Systems Corporation (“Cablevision”) into an entity owned by the Dolan Family Group in which all of the outstanding shares of Cablevision’s common stock, except for shares held by the Dolan Family Group, will be converted into the right to receive $36.26 per share in cash: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Cablevision and others, including following announcement of the Proposed Merger; (3) the inability to obtain Cablevision shareholder approval or the failure to satisfy other conditions to completion of the Proposed Merger, including the receipt of certain regulatory approvals; (4) the failure to obtain the necessary debt financing; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Proposed Merger; (6) the ability to recognize the benefits of the Proposed Merger; (7) the amount of the costs, fees, expenses and charges related to the Proposed Merger and the actual terms of certain financings that will be obtained for the Proposed Merger and the potential impact on those actual terms of a continuation of current unsettled conditions in the credit markets; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the Proposed Merger;

•                  the level of our revenues;

•                  the cost of programming and industry conditions;

•                  the regulatory environment in which we operate;

•                  developments in the government investigations and litigation related to past practices of Cablevision and CSC Holdings, Inc. (“CSC Holdings”) in connection with grants of stock options and stock appreciation rights;

•                  developments in the government investigations relating to improper expense recognition and the timing of recognition of launch support, marketing and other payments under affiliation agreements;

•                  the outcome of litigation and other proceedings, including the matters described in the notes to the accompanying consolidated financial statements;

•                  general economic conditions in the areas in which we operate;

•                  demand for advertising inventory;

•                  our ability to obtain or produce content for our programming businesses;

•                  the level of our capital expenditures;

•                  the level of our expenses;

•                  future acquisitions and dispositions of assets;

•                  the demand for our programming among cable television system and direct broadcast satellite (“DBS”) operators and telephone companies and our ability to maintain and renew affiliation agreements with cable television system and DBS operators and telephone companies;

•                  market demand for new programming services;

•                  other risks and uncertainties inherent in our programming businesses;

•                  financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate, and the additional factors described herein.

We disclaim any obligation to update or revise the forward looking statements contained herein, except as otherwise required by applicable federal securities laws.

Overview

We provide television programming principally to cable television system and DBS operators primarily throughout the United States.  We own three nationally distributed 24-hour entertainment programming networks:  AMC, WE tv and IFC.

Our future performance is dependent, to a large extent, on general economic conditions including capital market conditions, the impact of competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

We earn revenues in two principal ways.  First, we receive affiliate fee payments principally from cable television system and DBS operators.  These revenues are generally on a per subscriber basis and earned under multi-year contracts with those operators referred to as affiliation agreements. The specific affiliate fees we earn vary from operator to operator and also vary among our networks but are generally based upon the number of each operator’s subscribers who receive our programming, referred to as “viewing subscribers.”  The second principal source of revenues is from advertising.  Under our agreements with cable television system and DBS operators, we have the right to sell a specific amount of national advertising time on our programming networks.  Our advertising revenues are more variable than affiliate fees because most of our advertising is sold on a short-term basis, not under long-term contracts.  Also, our advertising revenues vary based upon the popularity of our programming as measured by rating services.

We seek to grow our revenues by increasing the number of distributors that carry our services and the number of viewing subscribers.  We refer to this as our “penetration.”  AMC, which is widely distributed, has less ability to increase its penetration than WE tv and IFC, which are not as widely distributed as AMC, a primarily analog service.  WE tv and IFC, although carried by many of the larger distributors, have higher growth opportunities due to their current penetration levels with cable television system operators.  IFC is currently carried primarily on digital tiers, while WE tv is carried on either analog expanded basic or digital tiers.  Therefore, WE tv and IFC penetration rates may increase if operators are successful in converting their analog subscribers to highly penetrated digital tiers of service. Our revenues may also increase over time through contractual rate increases stipulated in certain of our affiliation agreements.  In negotiating for increased or extended carriage, we may be subject to requests by distributors to make upfront payments in exchange for additional subscribers or extended carriage, which we record as deferred carriage fees and which are amortized as a reduction to revenue over the period of the related subscriber guarantee, or to waive for a specified period or accept lower per subscriber fees if certain additional subscribers are provided. We also may help fund the distributors’ efforts to market our channels or we may permit distributors to offer limited promotional periods without payment of subscriber fees. As we continue our efforts to add subscribers, our subscriber revenue may be negatively affected by subscriber acquisition fees (deferred carriage), discounted subscriber fees and other payments; however, we believe that these transactions generate a positive return on investment over the contract period.  We seek to increase our advertising revenues by increasing the number of minutes of national advertising and by increasing rates for such advertising, but ultimately, the level of our advertising revenues is directly related to the overall distribution of our programming, penetration of our services and the popularity (including within desirable demographic groups) of our services as measured by rating services.

Our principal goals are to increase our affiliation fee revenues and our advertising revenues by increasing distribution and penetration of our services.  To do this, we must continue to contract for and produce high-quality, attractive programming.  Our greatest challenge arises from the increasing concentration of subscribers in the hands of a few cable television system and DBS operators because of the disparate bargaining power between us and the largest cable television system and DBS operators.  This increased concentration could adversely affect our ability to increase the penetration of our services or even result in decreased penetration.  In addition, this concentration gives those operators greater leverage in negotiating the pricing and other terms of affiliation agreements.  The Company had three customers that in the aggregate accounted for approximately 33% and 32% of the Company’s consolidated net trade receivable balances at June 30, 2007 and December 31, 2006, respectively, which exposes the Company to a concentration of credit risk.  These customers accounted for approximately 39% of the Company’s net revenues for each of the six months ended June 30, 2007 and 2006.  Moreover, as a result of this concentration, the potential impact of a loss of any one of our major affiliate relationships would have a significant adverse impact on our business.

The Company classifies its business interests into two reportable segments:  AMC Networks (which comprises AMC and WE tv) and IFC.

Cautionary Note Concerning Historical Financial Statements

Investors should be aware that we are highly leveraged.  As a result, we incur significant interest charges.  In addition, our financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as an entity separate from Cablevision, our indirect parent, during the periods presented herein.

If the Proposed Merger is consummated, our substantial indebtedness will increase significantly and we will be even more highly leveraged for the foreseeable future.

Impact of Proposed Merger

On May 2, 2007, Cablevision entered into a merger agreement providing for the Proposed Merger.  In the Proposed Merger, each outstanding share of Cablevision NY Group Class A common stock, other than shares owned directly or indirectly by Cablevision or the Dolan Family Group, by any shareholders who are entitled to and who properly exercise appraisal rights under Delaware law, and by holders of restricted stock issued under Cablevision’s employee stock plans, will be cancelled and converted into the right to receive $36.26 in cash, without interest.  Cablevision estimates that the cost of paying the merger consideration and related fees and expenses will be approximately $9,000 million, all of which will come from cash on hand at Cablevision and its subsidiaries and from the proceeds from the incurrence of indebtedness by Cablevision, its subsidiaries, including the Company, and one or more newly-formed holding companies of Cablevision.  The closing of the Proposed Merger is conditioned upon the approval of holders representing a majority of the voting power of the outstanding Class A common stock and Class B common stock voting together as one class as well as the separate approval of holders representing a majority of the outstanding shares of Class A common stock not owned by members of the Dolan Family Group or the executive officers and directors of Cablevision and its subsidiaries.

The closing of the Proposed Merger is also conditioned upon the receipt of financing necessary to fund the merger consideration and related fees and expenses and to refinance certain indebtedness of CSC Holdings and the Company.  The Dolan Family Group delivered to Cablevision a commitment letter (the “Commitment Letter”) from Merrill Lynch Capital Corporation, Bear Stearns & Co. Inc. and Bank of America N.A., together, in each case, with certain affiliated entities (the “Lenders”) covering approximately $15,455 million of debt financing.  The Commitment Letter contemplates the following:

1.               Cablevision will form a new subsidiary (“Super Holdco”) to which it will transfer all of the common stock of CSC Holdings.  Super Holdco will also assume all of Cablevision’s outstanding senior notes and debentures.

2.               Super Holdco will form a new subsidiary (“Intermediate Holdco”) to which it will transfer all the common stock of CSC Holdings.  Intermediate Holdco will assume all of Super Holdco’s obligations on the outstanding senior notes and debentures, which will remain outstanding.

3.               Super Holdco is expected to incur an additional $4,425 million of indebtedness.

4.               Intermediate Holdco is expected to incur an additional $800 million of indebtedness.

5.               CSC Holdings will enter into a credit facility in replacement of its existing credit facility.  This new credit facility, which is expected to be in the amount of $7,250 million (including a $1,000 million revolving credit facility) will be used in part to repay borrowings under CSC Holdings’ existing credit facility.

6.               The Company will enter into a credit facility in replacement of its existing credit facility.  This new credit facility, which is expected to be in the amount of $1,030 million (including a $300 million revolving credit facility), will be used in part to repay borrowings under our existing credit facility.

7.               Regional Programming Partners (“RPP”), an indirect wholly owned subsidiary of Cablevision and CSC Holdings, will enter into a credit facility which is expected to be in the amount of $950 million (including a $50 million revolving credit facility).  RPP, whose principal asset is Madison Square Garden, does not currently have any long-term debt.

8.               Rainbow Programming Holdings LLC (“RPH”) (the Company’s direct parent), an indirect wholly owned subsidiary of Cablevision and CSC Holdings, is expected to incur $1,000 million of indebtedness.  RPH, which is a holding company for Cablevision’s interests in the Company and certain other programming operations, does not currently have any long-term debt.

The Commitment Letter is subject to a number of customary conditions including the execution and delivery of loan documentation reasonably acceptable in form and substance to the Lenders, receipt of all requisite governmental and third party consents and approvals, receipt of a solvency opinion from an appraisal or valuation firm and the absence since January 1, 2007 of any state of facts, event, change, effect, development, condition or occurrence (with certain exceptions) that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of Cablevision and its subsidiaries.

The Dolan Family Group and Cablevision are considering certain changes to the foregoing debt structure for the purpose of optimizing the financing. No revised commitment papers have yet been agreed upon and there can be no assurance that any revisions will be made or what the terms of such revisions might be.

The increased borrowing costs as a result of the Proposed Merger will materially adversely affect our financial results. We also expect that our liquidity will be adversely affected by the Proposed Merger as a result of our reduced borrowing capacity and higher interest costs following the Proposed Merger.  We also anticipate downgrades in the ratings on our long-term debt.  If current unsettled conditions in the credit markets persist, the interest costs and transaction fees of the debt may be significantly higher than the Company’s current borrowing costs and higher than the costs related to such debt that were anticipated at the time the merger agreement was entered into.

Our ability to refinance existing indebtedness on the same terms that we could have before the Proposed Merger was announced and incur any new indebtedness on favorable terms, if at all, will be reduced.

Results of Operations

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

RESULTS OF OPERATIONS DATA

	Three Months Ended June 30,
	2007		2006		Increase
		% of Net		% of Net	(Decrease)
	Amount	Revenues	Amount	Revenues	in Income
	(dollars in thousands)
Revenues, net	$166,763	100%	$151,613	100%	$15,150

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	46,263	28	48,414	32	2,151
Selling, general and administrative	49,247	30	48,580	32	(667)
Restructuring charges	547	—	—	—	(547)
Depreciation and amortization	14,687	9	15,400	10	713
Operating income	56,019	33	39,219	26	16,800
Other income (expense):
Interest expense, net	(29,352)	17	(31,476)	(21)	2,124
Miscellaneous, net	191	—	(2)	—	193
Income before income taxes	26,858	16	7,741	5	19,117
Income tax expense	(11,267)	(7)	(3,118)	(2)	(8,149)
Net income	$15,591	9%	$4,623	3%	$10,968

	Six Months Ended June 30,
	2007		2006		Increase
		% of Net		% of Net	(Decrease)
	Amount	Revenues	Amount	Revenues	in Income
	(dollars in thousands)
Revenues, net	$325,070	100%	$297,255	100%	$27,815

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	93,493	29	93,562	31	69
Selling, general and administrative	87,124	27	92,786	31	5,662
Restructuring charges	925	—	—	—	(925)
Depreciation and amortization	29,868	9	30,664	10	796
Operating income	113,660	35	80,243	27	33,417
Other income (expense):
Interest expense, net	(58,622)	(18)	(61,983)	(21)	3,361
Miscellaneous, net	194	—	(10)	—	204
Income before income taxes	55,232	17	18,250	7	36,982
Income tax expense	(22,346)	(7)	(7,309)	(3)	(15,037)
Income before cumulative effect of a change in accounting principle	32,886	10	10,941	4	21,945
Cumulative effect of a change in accounting principle, net of taxes	—	—	(121)	—	121
Net income	$32,886	10	$10,820	4%	$22,066

Comparison of the Three and Six Months Ended June 30, 2007 Versus the Three and Six Months Ended
June 30, 2006

Revenues, net for the three and six months ended June 30, 2007 increased $15.2 million (10%) and $27.8 million (9%) respectively, as compared to revenues for the same periods in the prior year.  The net increases are attributable to the following:

	Comparison of Three Months Ended June 30, 2007 Versus Three Months Ended June 30, 2006
	(dollars in millions)
	AMC Networks	IFC	Total
Increase (decrease) in:
Advertising revenue	$5.9	$0.6	$6.5
Affiliate revenue	6.3	2.7	9.0
Other revenue	0.2	(0.5)	(0.3)
	$12.4	$2.8	$15.2

	Comparison of Six Months Ended June 30, 2007 Versus Six Months Ended June 30, 2006
	(dollars in millions)
	AMC Networks	IFC	Total
Increase (decrease) in:
Advertising revenue	$14.2	$0.2	$14.4
Affiliate revenue	9.1	4.0	13.1
Other revenue	0.6	(0.3)	0.3
	$23.9	$3.9	$27.8

The increase in advertising revenue for the three and six months ended June 30, 2007 compared to the prior year at AMC Networks resulted principally from higher units sold and at IFC is due to increased event sponsorship sales related to programming aired on the network.  The increase in affiliate revenue for the three and six months ended June 30, 2007 compared to the same periods in the prior year is due to an increase in viewing subscribers and per subscriber rate increases.  Viewing subscribers as of June 30, 2007 compared to the same period in the prior year, increased 5.7% and 8.0% at AMC Networks and IFC, respectively.  Approximately 64% of the AMC Networks viewing subscriber increase relates to the addition of Canadian viewing subscribers for the broadcast of AMC, which launched in September 2006 under its first Canadian affiliate agreement.

	As of June 30,			Percent
	2007	2006	Increase	Increase
	(in thousands)
Viewing Subscribers:
AMC	83,800	78,600	5,200	6.6%
WE tv	55,100	52,800	2,300	4.0%
IFC	41,900	38,800	3,100	8.0%

The Company believes the WE tv and IFC programming services may benefit from increased distribution, especially on the digital tiers of cable television system operators as digital capacity continues to become available, and increased advertising revenues as cable networks, including ad-supported niche programming networks (such as WE tv), attract a greater advertising market share.  These increases could potentially be offset by lower net effective rates per viewing subscriber for our programming services due to the consolidation of cable television system operators and limited opportunities for increases in distribution for our substantially fully penetrated AMC programming service.  Changes in the viewership ratings of our AMC and WE tv programming services may also significantly affect future advertising revenues.

Our advertising revenue as a percentage of total revenue has increased in the 2007 period as compared to the 2006 period and we expect this trend to continue.

Technical and operating expenses include primarily amortization of costs to license programming, including feature films, and programming and production costs.  Depreciation and amortization expense of fixed assets and definite lived intangibles are not included in technical and operating expenses but is presented as a separate operating expense.

Technical and operating expenses for 2007 decreased $2.2 million (5%) and $0.1 million (less than 1%) for the three and six months ended June 30, 2007, respectively, compared to the same periods in 2006.  The decreases in technical and operating expense are attributed to the following:

	Comparison of Three Months Ended June 30, 2007 Versus Three Months Ended June 30, 2006
	(dollars in millions)
	AMC Networks	IFC	Total
Decrease, net in:
Amortization of programming content and series development/original programming costs	$(3.9)	$0.6	$(3.3)
Programming related costs	1.1	—	1.1
	$(2.8)	$0.6	$(2.2)

The decrease in amortization of programming content and series development/original programming costs of $3.3 million for the three months ended June 30, 2007 compared to the same period in the prior year is primarily due to a reduction in owned original programming costs of $3.7 million due to certain of those costs qualifying for capitalization in 2007, partially offset by an increase in amortization of programming content and series development costs of $0.5 million.

	Comparison of Six Months Ended June 30, 2007 Versus Six Months Ended June 30, 2006
	(dollars in millions)
	AMC Networks	IFC	Total
Decrease, net in:
Amortization of programming content and series development/original programming costs	$(3.1)	$1.3	$(1.8)
Programming related costs	1.4	0.3	1.7
	$(1.7)	$1.6	$(0.1)

The decrease in amortization of programming content and series development/original programming costs of $1.8 million for the six months ended June 30, 2007 compared to the same period in the prior year is primarily due to a reduction in owned original programming costs of $6.1 million due to certain of those costs qualifying for capitalization in 2007, partially offset by an increase in amortization of programming content and series development costs of $4.3 million.

We expect our programming costs to increase throughout 2007.

As a percentage of revenues, technical and operating expenses decreased to 28% and 29% for the three and six months ended June 30, 2007, respectively, compared to 32% and 31% for the same periods in 2006.

There may be significant changes in the level of our expenses from quarter to quarter and/or year to year due to content acquisitions and/or program development activities.  As additional competition for product increases from new programming services and alternate distribution technologies continue to develop in the industry, costs for film and other programming content may increase.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of facilities.  Selling, general and administrative expenses increased $0.7 million (1%) for the three months ended June 30, 2007, as compared to the same period in 2006 and decreased $5.7 million (6%) for the six months ended June 30, 2007, as compared to the same period in 2006.  As a percentage of revenues, selling, general and administrative expenses decreased to 30% and 27% for the three and six months ended June 30, 2007, respectively, compared to 32% and 31% for the same periods in 2006.  The decreases are attributable to the following:

	Comparison of Three Months Ended June 30, 2007 Versus Three Months Ended June 30, 2006
	(dollars in millions)
	AMC Networks	IFC	Total
Increase (decrease) in:
Sales and marketing costs	$0.6	$(0.5)	$0.1
Other general and administrative costs	0.1	(0.1)	—
Management fees	0.2	—	0.2
Long-term incentive plan expense	0.4	—	0.4
	$1.3	$(0.6)	$0.7

The increase in selling and marketing costs at AMC Networks of $0.6 million primarily related to an increase in costs for the marketing and promotion of original programming series premieres in the second quarter of 2007 compared to the second quarter of 2006.  The decrease at IFC of $0.5 million is primarily attributable to a decrease in marketing and promotion costs associated with the premiere of new original programming during the quarter.  Management fees increased due to increased revenues of AMC Networks in 2007 compared to 2006.  Pursuant to an agreement with CSC Holdings, a wholly owned subsidiary of Cablevision, AMC Networks pays an annual management fee of 3.5% of its revenues to CSC Holdings on a monthly basis.

	Comparison of Six Months Ended June 30, 2007 Versus Six Months Ended June 30, 2006
	(dollars in millions)
	AMC Networks	IFC	Total
Increase (decrease) in:
Sales and marketing costs	$(6.4)	$0.2	$(6.2)
Other general and administrative costs	(0.7)	(0.2)	(0.9)
Management fees	0.5	—	0.5
Long-term incentive plan expense	0.9	—	0.9
	$(5.7)	$—	$(5.7)

The decrease in sales and marketing costs at AMC Networks of $6.4 million primarily related to the decrease in costs for the marketing and promotion of original programming series premieres during the six months ended June 30, 2007 compared to the same period in the prior year.   The increase at IFC of $0.2 million is primarily attributable to marketing and promotion of the network for the six months ended June 30, 2007 compared to the same period in the prior year.    The decrease in other general and administrative costs at AMC Networks is primarily driven by a decrease in legal expenses.  Management fees of 3.5% of revenue increased due to increased revenues at AMC Networks in 2007 compared to 2006.

Restructuring charges of $0.5 million and $0.9 million for the three and six months ended June 30, 2007, respectively, represents severance charges resulting from the elimination of certain staff positions due to the consolidation and reorganization of certain departments.

Depreciation and amortization decreased $0.7 million (5%) and $0.8 million (2.6%) for the three and six months ended June 30, 2007, respectively, compared to the same periods in 2006 due to a net decrease in depreciation expense relating to fixed assets and a decrease in amortization of intangible assets due to certain intangible assets becoming fully amortized in the first quarter of 2007.

Net interest expense decreased $2.1 million and $3.4 million for the three and six months ended June 30, 2007, respectively, compared to the same periods in the prior year.  The net decrease was attributable to a decrease in interest expense of $3.2 million and $5.9 million for the three and six months ended June 30, 2007, respectively, compared to the same periods in the prior year.  Although bank debt outstanding at June 30, 2007 decreased $92.5 million compared to the same period in 2006 after the refinancing of our credit facility in July 2006, interest expense did not decrease more significantly in 2007 due to higher variable interest rates.  The decrease in interest expense was offset by a decrease in interest income of $1.1 million and $2.5 million due to a decrease in cash balances.

Income tax expense of $11.3 million and $22.3 million for the three and six months ended June 30, 2007, respectively, resulted primarily from pretax income, the impact of state taxes, non-deductible expenses, tax expense of $0.6 million, including accrued interest, recorded pursuant to FIN 48 and tax expense of $0.6 million for the impact of a change in the state rate used to measure deferred taxes.  Income tax expense of $3.1 million and $7.3 million for the three and six months ended June 30, 2006, respectively, resulted primarily from pretax income, the impact of state taxes and non-deductible expenses.

CASH FLOW DISCUSSION

Operating Activities

Net cash provided by operating activities amounted to $81.7 million for the six months ended June 30, 2007 compared to $61.7 million for the six months ended June 30, 2006.  The 2007 cash provided by operating activities resulted from $137.4 million of income before depreciation and amortization and non-cash items, and an increase in accounts payable to affiliates, net of $18.9 million, partially offset by an increase in net other assets totaling $2.4 million and a decrease in cash resulting primarily from new film licensing and original programming agreements totaling $72.2 million.

Net cash provided by operating activities amounted to $61.7 million for the six months ended June 30, 2006.  The 2006 cash provided by operating activities resulted from $110.1 million of income before depreciation and amortization and non-cash items and a net increase in cash resulting from the net change in other assets and liabilities totaling $17.2 million, partially offset by a net decrease in cash resulting from new film licensing and original programming agreements totaling $65.6 million.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2007 and 2006 was $0.5 million and $0.3 million, respectively.  The 2007 and 2006 investing activities consisted of capital expenditures.

Financing Activities

Net cash used in financing activities amounted to $85.2 million for the six months ended June 30, 2007 compared to $109.0 million for the six months ended June 30, 2006.  In 2007, financing activities consisted of capital distributions to our parent of $74.8 million, repayment of bank debt of $33.0 million, and principal payments on capital leases of $0.4 million, partially offset by proceeds from bank debt of $23.0 million.  In 2006, financing activities consisted of capital distributions to our parent of $105.0 million, repayment of bank debt of $3.0 million, and principal payments on capital leases of $1.0 million.

LIQUIDITY AND CAPITAL RESOURCES

Overview

The operations of the businesses that are included in our consolidated financial statements collectively have historically generated positive cash flow from operating activities.  However, each of our programming businesses has substantial programming, acquisition and development expenditure requirements.

We generated positive cash from operating activities in 2006 and the first half of 2007.  We currently expect our funding requirements for the next twelve months to be met by our cash on hand, cash from operations and available borrowings under our credit facility.  In addition, our cash on hand, plus cash flow from operations, plus proceeds from borrowings available to us, provides the capital required for net funding and investment requirements of other Rainbow programming services that we do not own, including the VOOM HD Networks, Rainbow’s regional news networks (“News 12 Networks”) and fuse subject to the applicable covenants and limitations contained in our financing agreements.  During the six months ended June 30, 2007, we distributed $74.8 million to Rainbow Programming Holdings LLC, our direct parent, to, among other things, fund other Rainbow programming services, including the VOOM HD Networks, News 12 Networks and fuse.

The following table summarizes our outstanding debt, the present value of capital leases, interest expense and capital expenditures as of and for the six months ended June 30, 2007:

(dollars in thousands)
Bank debt	$500,000
Capital leases	11,123
Senior notes	298,610
Senior subordinated notes	497,206
Total debt	$1,306,939

Interest expense	$59,029
Capital expenditures	$483

Debt Financing Agreements

On July 5, 2006, we entered into an $800 million senior secured credit facility (the “Credit Agreement”), which consists of a $500 million term A loan facility and a $300 million revolving credit facility.  The term A loan facility matures June 30, 2013 and the revolving credit facility matures June 30, 2012.  The Credit Agreement allows us to utilize up to $50 million of the revolving credit facility for letters of credit and up to $5 million for a swing loan.  Further, the Credit Agreement provides for an incremental facility of up to a maximum of $925 million, provided that it be for a minimum amount of $100 million.  If an incremental facility is established, we and the lenders will enter into a supplement to the Credit Agreement with terms and conditions that are no more restrictive than those in the Credit Agreement.  There are no commitments from the lenders to fund the incremental facility.

Outstanding borrowings under the term loan at June 30, 2007 were $500 million.  There were no amounts outstanding under the revolving credit facility at June 30, 2007; accordingly, we had $300 million in undrawn revolver commitments at June 30, 2007.  The borrowings under the Credit Agreement may be repaid without penalty at any time. We may use future borrowings under the Credit Agreement to make investments, distributions and other payments permitted under the Credit Agreement and for general corporate purposes.

Borrowings under the Credit Agreement are our direct obligations which are guaranteed jointly and severally by substantially all of our subsidiaries and by Rainbow Programming Holdings LLC.  Such borrowings are secured by the pledge of our stock and the stock of substantially all of our subsidiaries and all of our other assets and the assets of substantially all of our subsidiaries (subject to certain limited exceptions). At June 30, 2007, the interest rate on the term A loan facility was 6.35%.  The $500 million term A loan is to be repaid in quarterly installments of $6.25 million from March 31, 2008 until December 31, 2010, $12.5 million from March 31, 2011 until December 31, 2012, and $162.5 million on March 31, 2013 and June 30, 2013, the term A loan maturity date.  Any amounts outstanding under the revolving credit facility are due at maturity on June 30, 2012.

As defined in the Credit Agreement, the financial covenants consist of (i) a minimum ratio of operating cash flow to total interest expense for each quarter of 1.75 to 1, (ii) a maximum cash flow ratio of total indebtedness to annualized operating cash flow of 6.75 to 1.00 through June 30, 2008, decreasing thereafter to 6.25 to 1, and (iii) a maximum senior secured leverage ratio of senior secured debt to annualized operating cash flow of 5.50 to 1.  Additional covenants include restrictions on indebtedness, guarantees, liens, investments, dividends and distributions and transactions with affiliates.

We are obligated to pay fees of 0.375% per annum on any undrawn revolver commitment.

Our notes outstanding consist of $300 million principal amount of 8-3/4% senior notes due September 1, 2012, and $500 million principal amount of 10-3/8% senior subordinated notes due September 1, 2014.  These notes are guaranteed by substantially all of our subsidiaries.

We were in compliance with all of our financial covenants under our credit agreement as of June 30, 2007.

Future access to the debt markets and the cost of any future debt issuances are also influenced by our credit ratings, which are provided by Moody’s Investors Service (“Moody’s”) and Standard & Poor’s.  Key factors in the assessment of our credit ratings include our free cash flow generating capacity, fiscal strategy, enterprise value and industry risk.  On May 2, 2007, Moody’s and Standard & Poor’s placed all of the Company’s ratings on review for possible downgrade and on creditwatch with negative implications, respectively, as a result of the merger agreement with Cablevision and Central Park Holding Company, LLC (“Dolan Family Acquisition Company”) (see above).  The merger agreement contemplates that substantially all of the consideration in the Proposed Merger would be funded by the incurrence of additional indebtedness, including indebtedness at the Company as well as at Cablevision, CSC Holdings, and certain other Rainbow subsidiaries.  The Proposed Merger contemplates the Company will enter into a credit facility in replacement of its existing credit facility.  Any future downgrade to our credit ratings by either rating agency could increase the interest rate on future debt issuances and could adversely impact our ability to raise additional funds.

Recent Events

Sale of Two Regional Sports Networks by Rainbow Media Holdings LLC

In June 2007, Rainbow Media Holdings LLC, the Company’s indirect parent, completed its sale to Comcast Corporation of its subsidiaries which operate two regional television sports programming networks.  Contemporaneously with the execution of the purchase agreement on April 30, 2007 relating to the sale of such networks, subsidiaries of the Company and Comcast Corporation entered into or extended affiliation agreements relating to the carriage of AMC, IFC and WE tv.

Equity Commitment

On July 24, 2007, the Company entered into an equity commitment agreement with its sole member, RPH, pursuant to which RPH agreed to purchase additional membership interests in the Company for an aggregate purchase price of $203 million.  The Company will use the proceeds of the investment by RPH to redeem $175 million in aggregate principal amount of its 10-3/8%

senior subordinated notes dues 2014, representing 35% of the outstanding notes at a redemption price equal to 110.375% of the principal amount of the notes plus accrued and unpaid interest to the redemption date.  The redemption date is August 31, 2007.  In connection with the redemption, the Company will recognize a loss on extinguishment of debt of approximately $19 million representing primarily the redemption premium and will write-off the related unamortized deferred financing costs of approximately $3 million.

Related Party Transactions

On May 2, 2007, Cablevision entered into a merger agreement with Dolan Family Acquisition Company, which will be owned by the Dolan Family Group, and Central Park Merger Sub, Inc.  Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into Cablevision and, as a result, Cablevision will continue as the surviving corporation and a wholly owned subsidiary of Dolan Family Acquisition Company.  For more information on this matter, see the section captioned “Impact of Proposed Merger” above.

Recently Issued Accounting Standards Not Yet Adopted

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“Statement No. 157”).  Statement No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  Under Statement No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts.  It also clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability.  This Statement applies under other accounting pronouncements that require or permit fair value measurements.  Accordingly, this Statement does not require any new fair value measurements, however, for some entities, the application of Statement No. 157 could change current practices.  Statement No. 157 will be effective for financial statements issued with fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not yet determined the impact that the adoption of Statement No. 157 will have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115 (“Statement No. 159”).  Statement No. 159 permits entities to elect, at specified election dates, to measure eligible financial instruments and certain other items at fair value.  An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date, and recognize upfront costs and fees related to those items in earnings as incurred.  Statement No. 159 is effective as of January 1, 2008 for the Company.  Early adoption is permitted, but an entity is prohibited from retrospectively applying Statement No. 159, unless it chooses early adoption of Statement No. 157 and Statement No. 159. Statement No. 159 also applies to eligible items existing at January 1, 2008 (or when the date of early adoption occurs).  The Company has not yet determined the impact that the adoption of Statement No. 159 will have on its financial statements.